Exhibit 99.02

Pazoo Launches Newly Redesigned Website, Increases Online Presence

CEDAR KNOLLS, N.J., Feb. 26, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO); (German WKN#: A1J3DK) is pleased to announce that its newly redesigned website has gone live. Pazoo joined forces with iBuild Media, LLC, and Better Business Network (BBN) last month to develop a more comprehensive and interactive website.

By establishing this alignment with iBuild and BBN, Pazoo and its newly redesigned website have greatly increased its online capabilities and positioned itself as a leader in the digital world. BBN has started to optimize the newly redesigned www.pazoo.com website through its top notch search engine optimization (SEO) work. The SEO work includes keyword optimization, content optimization, and site optimization. However, it is now the redesigned website with up to the minute information and timely content that makes the SEO work so effective. Not only will the content be up to the minute but there is a whole team of individuals providing minute by minute attention to making Pazoo.com the Premier Health and Wellness Social Community.

iBuild Media has dramatically redesigned pazoo.com and has included a more comprehensive layout that delivers Pazoo's information and content seamlessly through site redesign, site optimization, and content optimization.  iBuild has greatly enhanced Pazoo's online capabilities, presence, feel, and interactivity for the user.  Furthermore, the new pazoo.com contains constantly updated information that is relevant to your everyday life. The new website encompasses a total health and wellness feel for both people and their pets.

Pazoo Inc.'s goal is to empower individuals with the necessary information, services, products, and above all knowledge, that will help improve their overall health and wellness. With the launch of the new website, it is expected that traffic will dramatically increase to Pazoo.com providing for the enhanced ability to earn advertising revenue as well as increased sales and a tremendous increase in awareness for Pazoo experts.

Over the last six months, Pazoo has aggressively worked behind the scenes to position itself where it currently is and Pazoo is now entering the stage where its prime focus is to aggressively grow its revenue and profitability here in the first quarter of 2013 and moving forward.

The core value of Pazoo.com's content lies within its vast network of experts. Along with the site redesign, Pazoo will be rolling out numerous video and editorial programs. By delivering weekly contributions, experts will be able to better engage with users, as well as driving traffic to their respective networks. Furthermore, our Experts page will incorporate a live chat room transitioning the site primarily into a Health and Wellness social community and platform.

David M. Cunic, CEO of Pazoo, Inc., stated, "The launch of our new website has been fantastic.  Pazoo has dramatically increased its web presence and this increase in web presence has given us a better and easier avenue whereby to deliver our information, services, products, and overall health and wellness knowledge to help both the individual and their pets."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released February 26, 2013